EXHIBIT 99.1

Ingersoll Rand Completes Sale of Majority Interest in Hussmann
to Clayton, Dubilier & Rice
Swords, Ireland, October 3, 2011 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating and sustaining safe, comfortable and efficient environments, completed the sale of a 60 percent stake in the Hussmann business to funds managed by the private equity firm Clayton, Dubilier & Rice, LLC, effective Friday, September 30.
Ingersoll Rand received gross proceeds of approximately $370 million and will retain a 40 percent equity interest in the business. The company will use the cash from this transaction for its previously announced $2 billion share repurchase program. Ingersoll Rand has purchased more than 18 million shares and expects to purchase more than 35 million shares by the end of 2011.
This transaction will have the following impact on Ingersoll Rand’s financial statements:

•
The company’s ownership interest in Hussmann will be reported using the equity method of accounting for the fourth quarter of 2011 and going forward. Equity earnings will be reported in other income in continuing operations.

•	Hussmann results will be reclassified from discontinued to continuing operations for the third quarter of 2011 and all prior periods.
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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) is a world leader in creating and sustaining safe, comfortable and efficient environments in commercial, residential and industrial markets. Our people and our family of brands-including Club Car®, Ingersoll Rand®, Schlage®, Thermo King® and Trane® -work together to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and increase industrial productivity and efficiency. We are a $14 billion global business committed to sustainable business practices within our company and for our customers. For more information, visit www.ingersollrand.com.
This news release includes “forward-looking statements” that involve risks, uncertainties and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Political, economic, climatic, currency, tax, regulatory, technological, competitive, and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties as detailed from time to time in the company's SEC filings, including but not limited to its Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended June 30, 2011.
Contacts
Media:
Misty Zelent
(704) 655-5324, mzelent@irco.com
Analysts:
Joe Fimbianti
(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com